Exhibit 10.14

WARRANT

MRV Communications, Inc. (the “Company”) hereby offers                                (the “Grantee”), pursuant to a resolution of the Board of Directors a Warrant to purchase            shares of the Common Stock, $.0017 par value per share, of the Company, at a price of  $       per share, for a total exercise price of                                              ($              ).  The purchase price of this Warrant shall correspond to the market value of the warrant as determined by applying the Black & Scholes formula.

The Company is making this grant to you to encourage your efforts in helping the Company to grow and succeed. Regardless of your decision whether or not to buy, you are requested to keep the number of shares for which you are eligible strictly confidential. The terms and conditions upon which this Warrant may be exercised are as follows:

An offer of pre-emption of this warrant shall be made by a written notice to the Board of Directors of the Company if the Grantee wishes to convey his warrant according to the provisions of this agreement to another person. The same apply in the event that the Grantee, who is an employee of the Company, or another company within the Company group, terminates his employment, irrespective of the reason of the termination of the employment. Such an offer shall be made by written notice no later than at the date of the termination of the employment. Accepting an employment in another company within the Company group is not regarded as the termination of employment in this respect.

Where the warrants have been offered to the Company, the Company shall, no later than 45 days from the receipt of the notice of the offer of pre-emption, inform the Grantee as to whether the Company will buy the warrant, recommend another purchaser or inform that the right of redemption shall not be exercised. The right to buy warrants offered through pre-emption applies only to the whole offered item. The Company has no obligation to buy the offered warrants or to recommend another purchaser.

The purchase price of the offered item of warrants under the pre-emption right shall, with regard to one warrant, correspond to the market value of the warrant, whereby the warrant’s market value, in the event that the parties cannot agree, shall be calculated by an independent evaluator, who shall be appointed by the Company.  The purchase price of warrants acquired after exercise of the pre-emption right shall be paid no later than 45 days after the Company has given notice that the right of redemption shall be exercised.

The pre-emption right form a non-detachable condition of this warrants and is executable against any new holder of the warrant. Should the Grantee transfer warrants to a third party without having observed the provisions regarding pre-emption in this agreement, then the Company shall not be obliged to allow such third party purchaser of the warrants to subscribe for shares in the Company. The Grantee furthermore accepts and agrees that any transfer of warrants to a third party that is carried out without the observance of the provisions regarding pre-emption in this agreement shall be regarded as a significant breach of this agreement.

Initials

In the event of any merger, consolidation or sale of substantially all of the assets of MRV as an entirety, “Grantee” shall have the right to exercise this Warrant into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which the Warrant might have been exercisable immediately prior to such merger, consolidation or sale of substantially all of the assets of MRV as an entirety. Any unexercised right to this Warrant shall terminate without value on October 24, 2013 and are immediately exercisable upon grant. The right to exercise this Warrant is further restricted by other clauses within this document.

The rights represented by this Warrant may be exercised during the life of the Warrant, at any time in whole or in part by the surrender of this Warrant with the Purchase Form at the end hereof properly executed, at the principal executive office of the MRV, payment to MRV of the exercise price then in effect for the number of shares specified in the above-mentioned Purchase Form. The Common Stock and the certificates for the Common Stock so purchased shall be delivered to “Grantee” within a reasonable time, not exceeding ten (10) days after the rights represented by this Warrant shall have been so exercised. “Cashless” exercise of these Warrants shall be allowed by the Company at its discretion and only in accordance with U.S. Securities law. This warrant may be subdivided into smaller denominations as requested by the Warrant holder.

MRV covenants and agrees that all shares of Common Stock, which may be issued as part of this, Warrant will, upon issuance, be validly issued, fully paid and non-assessable, and no personal liability will attach to the holder thereof. MRV further covenants and agrees that, during the life of the Warrant, MRV will at all times have authorized and reserved a sufficient number of shares of its Common stock to provide for the exercise of the Warrant.

The Warrant shall not entitle the Warrant holder to any voting rights or other rights as a shareholder of MRV.

Initials

The exercise price in effect at any time and the number and kind of securities purchasable upon the exercise of the warrant shall be subject to adjustment from time to time upon the happening of certain events as described below:

In case MRV shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the appropriate adjustments in the number and kind of such securities subject to this warrant shall be made and the exercise price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, or recapitalization shall be proportionately adjusted so that the holder of this warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares of MRV Common Stock which, if this Warrant had been exercised by such holder immediately prior to such date, he would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation or recapitalization. Provided however no adjustment in the exercise price shall be required unless such adjustment would require an increase or decrease of at least five cents in such price.

“Grantee” acknowledges that the warrant and the shares underlying the Warrant of MRV Common Stock have not been registered with the Securities and Exchange Commission and that it is taking the shares for investment purposes in the event it exercises this Warrant and not with a view towards distribution. Upon exercise of this Warrant a legend to this effect will placed upon the certificates. MRV agrees to register with the Securities Exchange Commission, at MRV’s expense, the shares underlying the warrants after the granting of these warrants.

This Agreement shall be governed by and in accordance with the laws of the State of Delaware.

I have read and understand the terms and conditions of these Warrants and I agree to abide by them.

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